Exhibit 23.2.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated May 6, 2016, except as it relates to the effects of the revision discussed in Note 2 to the consolidated financial statements, as to which the date is October 25, 2016, relating to the financial statements and financial statement schedules of Athene Holding Ltd., which appears in Amendment No. 6 to the Registration Statement on Form S-1 (No. 333-211243). We also consent to the reference to us under the heading “Experts” in Amendment No. 6 to the Registration Statement on Form S-1 (No. 333-211243).

/s/ PricewaterhouseCoopers Ltd.

Chartered Professional Accountants

December 8, 2016